FIRST AMENDMENT

to

SPECIAL CUSTODY AND PLEDGE AGREEMENT

THIS AMENDMENT, dated as of March 23, 2020 (the "Amendment"), between BARCLAYS BANK PLC ("Secured Party"), U.S. Bank, National Association (“U.S. Bank”), as Custodian hereunder (“Custodian”), and DUNHAM FUNDS, on behalf of each Fund listed on Exhibit A (as defined below), separately and not jointly (each, a "Pledgor").

W I T N E S S E T H

WHEREAS, Secured Party, Custodian and Pledgor have previously entered into a certain Amended and Restated Special Custody and Pledge Agreement, dated as of December 17, 2019 (the "Agreement"); and

WHEREAS, upon execution of this Amendment, Secured Party, Custodian and Pledgor now desire to amend the Agreement, as hereinafter provided;

(a)	Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the Amended and Restated Exhibit A attached hereto, with the effect of adding the following Pledgors to the Agreement:

Dunham Long Short Credit Fund

(2)	Representations. In order to induce each other to enter into this Amendment, each party hereto makes, as of the date hereof, the representations set forth in the Agreement; provided that the phrase "this Agreement," as used therein shall mean (for the purpose of this paragraph 2 only) both this Amendment and the Agreement as amended hereby.

(3)	Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications or prior writings (except as otherwise provided herein) with respect thereto. Except as expressly amended herein, all of the provisions of the Agreement shall remain in full force and effect, and all references to the Agreement in the Agreement or any document related thereto shall for all purposes constitute references to the Agreement as amended hereby. This Amendment shall in no way operate as a novation, release, or discharge of any of the provisions of the Agreement (except as amended herein), or any indebtedness thereby evidenced.

(4)	Documents to be Delivered. Simultaneously with its delivery of this Amendment executed by it, each party hereto shall deliver to the other evidence of all authorizations, approvals and other actions necessary for that party to execute and deliver this Amendment and evidence of the specimen signatures, authority and incumbency of each person executing this Amendment on that party's behalf (unless such evidence has previously been supplied pursuant to the Agreement and remains correct and in effect).

(5)	Governing Law. This Amendment and any and all controversies arising out of or in relation to this Amendment shall be governed by and construed in accordance with the laws of the State of New York (without reference to its conflict of laws doctrine).

(6)	Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

PLEDGOR:	EACH PARTY LISTED IN EXHIBIT A, separately and not jointly

By: DUNHAM FUNDS

By: /s/ Ryan J. Dykmans

Printed Name: Ryan J. Dykmans

Title: Assistant Secretary

SECURED PARTY:                 BARCLAYS BANK PLC

By: /s/ Matthew Burger

Printed Name: Matthew Burger

Title: Managing Director

CUSTODIAN:                         U.S. BANK, NATIONAL ASSOCIATION

By: /s/ Michael Ceccato

Printed Name: Michael Ceccato

Title: Senior Vice President

Date: March 25, 2020

AMENDED AND RESTATED EXHIBIT A
dated as of March 23, 2020 to the
SPECIAL CUSTODY AND PLEDGE AGREEMENT
DATED AS OF December 17, 2019

It is understood and agreed that the Special Custody Agreement dated as of December 17, 2019 among Barclays Bank PLC, U.S. Bank, National Association, and each of the below listed entities shall constitute a separate agreement with respect to each entity listed on this Exhibit A, as if each such entity had executed a separate document naming only itself as Pledgor and that no entity listed on this Exhibit A shall have any liability under this document for the obligations of any other entity so listed.

Each of the following is a Pledgor for purposes of this Agreement:

Fund	Sub-Adviser	Master Agreement
Dunham International Opportunity Bond Fund	Stone Harbor Investment Partners LP	November 9, 2011
Dunham International Opportunity Bond Fund	Allianz Global Investors US LLC	September 25, 2013
Dunham Long Short Credit Fund	Metlife Investment Management, LCC	April 23, 2020